Exhibit 99.1

FOR IMMEDIATE RELEASE

VAALCO ENERGY ANNOUNCES NEW DIRECTOR

HOUSTON – June 07, 2013 – VAALCO Energy, Inc. (NYSE: EGY) announced today the addition of James B. Jennings as a new member of the Company’s Board of Directors, effective immediately. Mr. Jennings will stand for election at the Company’s 2014 Annual Meeting of Shareholders.

Mr. Jennings served with Hunt Oil Company, Dallas, Texas for 28 years in all aspects of its operations both domestic and international. Jim served as President of Hunt Oil Company from 1999 to April 2004 and as Chairman from 2004 to December of 2007. He currently serves as Chairman Emeritus. Since 2007, he has been on the Board of Directors of Carbo Ceramics Inc. (NYSE: CRR), an oil services company with both domestic and international operations and is a member of the Audit, Nominating & Corporate Governance and Compensation Committees of the Carbo Board.

Prior to his time with Hunt Oil Company, Mr. Jennings worked for over 10 years as a geophysicist with Shell Oil Company and Columbia Gas Development.

Mr. Jennings holds a BS Degree in Mathematics from Trinity University in San Antonio, Texas and a MS degree in Physics from Purdue University.

Robert Gerry, Chairman and CEO commented, “Jim’s industry experience, especially in the international markets, will be a great addition to our Board of Directors. We are extremely pleased he has agreed to join us and look forward to his counsel as we continue to grow.”

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. VAALCO’s strategy is to increase reserves and production through the exploration and exploitation of oil and natural gas properties with high emphasis on international opportunities. The company’s properties and exploration acreage are located primarily in Gabon, Angola and Equatorial Guinea in West Africa.

Investor Contact Gregory R. Hullinger Chief Financial Officer 713-623-0801	Media Contact Tim Lynch / Jed Repko Joele Frank, Wilkinson Brimmer Katcher 212-355-4449